Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the Registration Statements (Nos. 333-214025, 333-216674, 333-223658 and 333-230046) on Form S-8 and in the Registration Statement (No. 333-220965) on Form S-3 of Tabula Rasa HealthCare, Inc. of our report dated April 22, 2019, relating to the financial statements of Prescribe Wellness, LLC, appearing in this Current Report on Form 8-K/A.

/s/ RSM US LLP

Irvine, California
May 20, 2019